Exhibit 4.1

EXECUTION VERSION

TYCO ELECTRONICS GROUP S.A.,

as Issuer

AND

TE CONNECTIVITY LTD.,

as Guarantor

AND

DEUTSCHE BANK TRUST
COMPANY AMERICAS,

as Trustee

SEVENTEENTH SUPPLEMENTAL INDENTURE
Dated as of February 16, 2021

€550,000,000 of 0.000% Senior Notes due 2029

THIS SEVENTEENTH SUPPLEMENTAL INDENTURE is dated as of February 16, 2021 among TYCO ELECTRONICS GROUP S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 46 Place Guillaume II, L-1648 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under number B.123549 (the “Company”), TE CONNECTIVITY LTD. (“Parent”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (the “Trustee”).

RECITALS

A.          Parent, the Company and the Trustee executed and delivered an Indenture, dated as of September 25, 2007, (the “Base Indenture”), to provide for the issuance by the Company from time to time of unsubordinated debt securities evidencing its unsecured indebtedness.

B.          Pursuant to a Board Resolution, the Company has authorized the issuance of €550,000,000 principal amount of 0.000% Senior Notes due 2029 (the “Offered Securities”).

C.          The entry into this Seventeenth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

D.          Parent and the Company desire to enter into this Seventeenth Supplemental Indenture pursuant to (a) Section 9.01(i) of the Base Indenture to establish the terms of the Offered Securities in accordance with Section 2.01 of the Base Indenture and to establish the form of the Offered Securities in accordance with Section 2.02 of the Base Indenture, and (b) Section 9.01(f) of the Base Indenture to change or eliminate certain provisions of the Base Indenture, it being acknowledged that such changes and eliminations shall not be effective with respect to any outstanding Security of any series created prior to the execution of this Seventeenth Supplemental Indenture which is entitled to the benefit of such provision.

E.          All things necessary to make this Seventeenth Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, Parent, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Offered Securities as follows:

ARTICLE I

Section 1.1.	Terms of Offered Securities.

The following terms relate to the Offered Securities:

(1)          The Offered Securities constitute a series of securities having the title “0.000% Senior Notes due 2029”.

(2)          The initial aggregate principal amount of the Offered Securities that may be authenticated, delivered and effectuated under the Base Indenture (except for Offered Securities authenticated, delivered and effectuated upon registration of, transfer of, or in exchange for, or in lieu of, other Offered Securities pursuant to Section 2.05, 2.06, 2.07, 2.11, or 3.03) is €550,000,000. In the case of a Global Note in respect of the Offered Securities intended to be held under the New Safekeeping Structure (the “NSS”), save for the purposes of determining Offered Securities that are Outstanding for consent or voting purposes under the Base Indenture, the Trustee shall rely on the records of the ICSDs in relation to any determination of the principal amount outstanding of such Global Note. For this purpose “records” means the records that each of the ICSDs holds for its customers which reflects the amount of such customer’s interest in the Offered Securities.

(3)          The entire Outstanding principal of the Offered Securities shall be payable on February 16, 2029.

(4)          The rate at which the Offered Securities shall bear interest shall be 0.000% per year payable as set forth in the Offered Securities. The date from which interest shall accrue on the Offered Securities shall be February 16, 2021 or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Date for the Offered Securities shall be February 16 of each year, beginning February 16, 2022. Interest shall be payable on each Interest Payment Date to the holders of record at the close of business on the business day on which each of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) is open for business prior to each Interest Payment Date (a “regular record date”). The day count convention is ACTUAL/ACTUAL (ICMA), as defined in the rulebook of the International Capital Markets Association.

(5)          The Offered Securities shall be issuable in whole in the form of the Global Note, registered in the name of the nominee of Euroclear as Common Safekeeper and deposited with, or on behalf of, the Common Safekeeper for credit by the Common Safekeeper to the respective accounts of beneficial owners represented thereby (or such other accounts as they may direct). The Offered Securities shall be substantially in the form attached hereto as Exhibit A the terms of which are hereby incorporated by reference. The Offered Securities shall be issuable in minimum denominations of €100,000 or any integral multiple of €1,000 in excess thereof. For purposes of the Offered Securities, the initial place of payment shall be the Corporate Trust Office.

(6)          The Offered Securities will be subject to redemption at the option of the Company on any date (a “Make-Whole Redemption Date”) prior to November 16, 2028 (three months prior to the maturity date) (the “Par-Call Date”), in whole or from time to time in part, in €1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), on written notice given to the holders thereof not less than 10 days nor more than 90 days prior to the Make-Whole Redemption Date, at a redemption price equal to the greater of (i) 100% of the principal amount of the Offered Securities to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the Make-Whole Redemption Date, assuming that the Offered Securities matured on the Par-Call Date (based on the original interest rate and excluding the portion of interest that will be accrued and unpaid to and including the Make-Whole Redemption Date) discounted to the Make-Whole Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 15 basis points, plus in either the case of clause (i) or clause (ii), accrued and unpaid interest, thereon to but excluding the Make-Whole Redemption Date. Neither the Trustee nor the Paying Agent shall be responsible for determining the redemption price.

[Seventeenth Supplemental Indenture]

3

(7)          In addition, the Offered Securities will be subject to redemption at the option of the Company on any date (a “Par Redemption Date”) on or after the Par-Call Date, in whole or from time to time in part, in €1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), on written notice given to the holders thereof not less than 10 days nor more than 90 days prior to the Par Redemption Date, at a redemption price equal to 100% of the principal amount of the Offered Securities to be redeemed, plus accrued and unpaid interest thereon to but excluding the Par Redemption Date.

(8)          Notwithstanding Section 3.02(b) of the Base Indenture or any provisions in this Seventeenth Supplemental Indenture, if the Company elects to redeem a portion but not all of the Offered Securities, the Trustee shall select the Offered Securities to be redeemed by such method as it deems fair and appropriate; provided that if the Offered Securities are represented by a Global Note intended to be held under the New Safekeeping Structure, beneficial interests in the Offered Securities will be selected for redemption by the ICSDs in accordance with their respective standard procedures therefor; provided, however, that no Offered Securities of a principal amount of €100,000 or less shall be redeemed in part. The Security Registrar shall record such redemption in the Security Register and shall provide the details of such redemption to the Common Safekeeper. The Trustee shall cause the Common Service Provider to instruct the Common Safekeeper to make such appropriate entries in their records in respect of all Offered Securities redeemed by the Company to reflect such redemption.

(9)          Notices of redemption delivered to holders pursuant to the terms of the Offered Securities, the Base Indenture and this Seventeenth Supplemental Indenture may be subject to the satisfaction of one or more conditions precedent established by the Company in its discretion.

(10)        The Offered Securities will not have the benefit of any sinking fund.

(11)        Except as provided herein, the holders of the Offered Securities shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(12)        The Offered Securities will be general unsecured and unsubordinated obligations of the Company and will be ranked equally among themselves.

(13)        The Offered Securities are not convertible into shares of common stock or other securities of the Company.

(14)        The additional Event of Default and restrictive covenants set forth in Sections 1.5 and 1.6 shall be applicable to the Offered Securities.

(15)        Initial holders of the Offered Securities shall be required to pay for the Offered Securities in euro, and payments of principal, premium, if any, and interest, including any Additional Amounts, in respect of the Offered Securities will be payable in euro (except as otherwise provided in this Section 1.1(15)) in immediately available funds at the Corporate Trust Office of the Trustee or such other place designated by the Company with written notification to the Trustee. If the euro is unavailable to the Company or Parent due to the imposition of exchange controls or other circumstances beyond the Company’s or Parent’s control or if the euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Offered Securities shall be made in U.S. dollars until the euro is again available to the Company or Parent or so used. The amount payable on any date in euro shall be converted to U.S. dollars on the basis of the then most recently available market exchange rate for euro. Any payment in respect of the Offered Securities so made in U.S. dollars will not constitute an Event of Default under the Offered Securities, the Base Indenture or this Seventeenth Supplemental Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

[Seventeenth Supplemental Indenture]

4

(16)        The Company elects, pursuant to Section 2.01 of the Base Indenture, to have the provisions of Article XI of the Base Indenture be applicable to the Offered Securities.

Section 1.2.	Form of Effectuation Instruction for the Offered Securities:

The Common Service Provider’s form of Effectuation Instruction shall be in substantially the following form:

Issuer: Tyco Electronics Group S.A.

Currency and nominal Amount: €550,000,000

ISIN: XS2297190097

Dear Sir/Madam,

We hereby instruct you to effectuate the global note.

Dated: February 16, 2021

DEUTSCHE BANK AG, LONDON BRANCH

As Common Service Provider

By:
Authorized Signatory

Section 1.3.	Effectuation of the Offered Securities

No Global Note in respect of the Offered Securities shall be valid or obligatory for any purposes until it has been effectuated for or on behalf of the Common Safekeeper.

[Seventeenth Supplemental Indenture]

5

Section 1.4.	Additional Defined Terms.

For the purposes of the Offered Securities and this Seventeenth Supplemental Indenture only, the definitions of “Business Day” and “Governmental Obligations” in Section 1.01 of the Base Indenture are hereby deleted and the following defined terms shall have the following meanings with respect to the Offered Securities only:

“Accounts Receivable” of any Person means the accounts receivable of such Person generated by the sale of inventory to third-party customers in the ordinary course of business.

“Attributable Debt”, in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, represents the effective interest rate that the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of the Company or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or, at the option of the lessor, may be extended. The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

“Below Investment Grade Rating Event” means the Offered Securities are rated below an Investment Grade Rating by at least two of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Offered Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall be deemed not to have occurred in respect of a particular Change of Control (and thus shall be deemed not to be a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day that is not a Saturday or Sunday and that in the City of New York, London or Luxembourg, is not a day on which (i) banking institutions are authorized or obligated by law or executive order to close and (ii) the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, does not operate.

[Seventeenth Supplemental Indenture]

6

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Change of Control” means the occurrence of any of (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its subsidiaries taken as a whole to any person or group of persons for purposes of Section 13(d) of the Exchange Act other than Parent or one of its subsidiaries or a person controlled by Parent or one of its subsidiaries; (2) consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Parent’s or its subsidiaries’ employee benefit plans, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting stock of Parent, measured by voting power rather than number of shares; or (3) the replacement of a majority of the board of directors of Parent over a two-year period from the directors who constituted the board of directors of Parent at the beginning of such period, and such replacement shall not have been approved by at least a majority of the board of directors of Parent then still in office (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination) who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved. Notwithstanding the foregoing, a transaction effected to create a holding company for Parent will not be deemed to involve a Change of Control if: (1) pursuant to such transaction Parent becomes a direct or indirect wholly-owned subsidiary of such holding company and (2) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Parent’s voting stock immediately prior to that transaction. Following any such transaction, references in this definition to Parent shall be deemed to refer to such holding company. For purposes of this definition, “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

“Common Safekeeper” means, with respect to the Offered Securities issued in the form of a Global Note in accordance with the New Safekeeping Structure, Euroclear, or such successor as Euroclear shall designate.

“Common Service Provider” or “CSP” means, with respect to the Offered Securities issued in the form of a Global Note in accordance with the New Safekeeping Structure, Deutsche Bank AG, London Branch, which is the entity appointed by the ICSDs to service the Offered Securities, or such successor as the ICSDs shall designate.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German Bundesanleihe security whose maturity is closest to the maturity of the Offered Securities as if the Offered Securities had matured on the Par-Call Date, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German Bundesanleihe security as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Bundesanleihe securities selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

[Seventeenth Supplemental Indenture]

7

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the Offered Securities, if they were to be purchased at such price on the third Business Day prior to the Make-Whole Redemption Date, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Consolidated Net Worth” at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of Parent and its subsidiaries as of the end of a fiscal quarter of Parent, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

“Consolidated Tangible Assets” at any date means total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of Parent and its subsidiaries as of the end of a fiscal quarter of Parent, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet. “Intangible assets” means the amount (if any) stated under the heading “Intangible assets, net” or under any other heading of intangible assets separately listed, in each case on the face of such consolidated balance sheet.

“Fitch” means Fitch Ratings Ltd.

“Funded Indebtedness” means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

“Global Note(s) means one or more permanent, registered securities in global form and includes any Global Note intended to be held under the New Safekeeping Structure and registered in the name of a nominee for the Common Safekeeper.

“Governmental Obligations” means (x) any security which is (i) a direct obligation of the German Government or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the German Government the payment of which is fully and unconditionally guaranteed by the German Government, the central bank of the German Government or a governmental agency of the German Government, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (ii) above or in any specific principal or interest payments due in respect thereof.

[Seventeenth Supplemental Indenture]

8

“ICSD(s)” means Clearstream and/or Euroclear, as the case may be and/or any additional or alternative clearing system approved by Parent, the Company, the Trustee and the Paying Agent (provided that such additional or alternative clearing system must also be authorized to hold a Global Note as eligible collateral for Eurosystem monetary policy and intra-day credit operations) collectively.

“Indebtedness” means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent prepared in accordance with United States generally accepted accounting principles as in effect on the date of such consolidated balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations to pay the deferred purchase price of property or services, except (A) trade and similar accounts payable and accrued expenses, (B) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (C) obligations in respect of customer advances received and (D) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business, (v) all obligations as lessee to the extent capitalized in accordance with United States generally accepted accounting principles, other than operating leases that prior to the adoption of ASC 842 would not have been capitalized, and (vi) all Indebtedness of others consolidated in such balance sheet that is guaranteed by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

“Investment Grade Rating” means a rating equal to or higher than BBB− (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB− (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“New Safekeeping Structure” or “NSS” means a structure where a Global Security is registered in the name of a Common Safekeeper (or its nominee) for Euroclear and/or Clearstream and will be deposited on or about the issue date with the Common Safekeeper for Euroclear and/or Clearstream.

“Non-Recourse Indebtedness” means Indebtedness upon the enforcement of which recourse may be had by the holder(s) thereof only to identified assets of Parent or the Company or any Subsidiary of Parent or the Company and not to Parent or the Company or any Subsidiary of Parent or the Company personally (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

[Seventeenth Supplemental Indenture]

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“Paying Agent” means any Person authorized by Parent or the Company to pay or cause to be paid the principal of or any premium or interest on any Offered Securities on behalf of Parent or the Company.

“Principal Property” means any U.S. manufacturing, processing or assembly plant or any U.S. warehouse or distribution facility of Parent or any of its Subsidiaries that is used by any U.S. Subsidiary of the Company and (A) is owned by Parent or any Subsidiary of Parent on the date hereof, (B) the initial construction of which has been completed after the date hereof, or (C) is acquired after the date hereof, in each case, other than any such plants, facilities, warehouses or portions thereof, that in the opinion of the Board of Directors of the Company, are not collectively of material importance to the total business conducted by Parent and its Subsidiaries as an entirety, or that has a net book value (excluding any capitalized interest expense), on the date hereof in the case of clause (A) of this definition, on the date of completion of the initial construction in the case of clause (B) of this definition or on the date of acquisition in the case of clause (C) of this definition, of less than the greater of $50,000,000 and 0.50% of Consolidated Tangible Assets on the consolidated balance sheet of Parent and its Subsidiaries as of the applicable date.

“Qualifying Subsidiary” means a U.S. Subsidiary, the total Accounts Receivable of which exceeds the greater of $2.5 million and 0.20% of the amount stated under the heading “Accounts receivable, net of allowance for doubtful accounts,” or its equivalent, appearing on the most recently prepared consolidated balance sheet of Parent and its subsidiaries as of the end of a fiscal quarter of Parent, prepared in accordance with United States generally accepted accounting principles.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Offered Securities or fails to make a rating of the Offered Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Company that owns or leases a Principal Property.

“Sale and Lease-Back Transaction” means an arrangement with any Person providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such Person other than Parent, the Company or any of their respective Subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc.

[Seventeenth Supplemental Indenture]

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“U.S. Subsidiary” means any Subsidiary organized under the laws of a jurisdiction of the United States or any political subdivision thereof.

Section 1.5.	Additional Covenants.

The following additional covenants shall apply with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding (but subject to defeasance, as provided in the Indenture):

(1)          Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a mortgage, pledge, security interest, lien or encumbrance (each a “lien”) upon any property that at the time of such issuance, assumption or guarantee constitutes a Principal Property, and the Company will not, and will not permit any U.S. Subsidiary that at the time of such issuance, assumption or guarantee is a Qualifying Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a lien upon such Qualifying Subsidiary’s Accounts Receivable, or any shares of stock of or Indebtedness issued by any such Restricted Subsidiary or any such Qualifying Subsidiary, whether now owned or hereafter acquired, in each case without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the Offered Securities (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with the Offered Securities, it being understood that for purposes hereof, Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not, solely by reason of such lien, be deemed to be of different ranking) shall be equally and ratably secured by a lien ranking ratably with or equal to (or at the Company’s option prior to) such secured Indebtedness; provided, however, that the foregoing covenant shall not apply to:

(a)          liens existing on the date the Offered Securities are first issued;

(b)          liens on the stock, assets or Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, unless created in contemplation of such Person becoming a Restricted Subsidiary;

(c)          liens on any assets or Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or any Restricted Subsidiary;

(d)          liens on any Principal Property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property by the Company or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within one year after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any Principal Property theretofore owned by the Company or a Restricted Subsidiary, other than the Principal Property so acquired, constructed or improved (and accessions thereto and improvements and replacements thereof and the proceeds of the foregoing);

[Seventeenth Supplemental Indenture]

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(e)          liens securing Indebtedness owing by any subsidiary to the Company, Parent or a subsidiary thereof or by the Company to Parent;

(f)           liens in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property or assets subject to such liens (including liens incurred in connection with pollution control, industrial revenue or similar financings);

(g)          pledges, liens or deposits under workers’ compensation or similar legislation, and liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any subsidiary is a party, or to secure the public or statutory obligations of the Company or any subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which the Company or any subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;

(h)          liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Company or any subsidiary with respect to which the Company or such subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by the Company or any subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such subsidiary is a party;

(i)           liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord’s liens on property held under lease; and any other liens or charges incidental to the conduct of the business of the Company or any subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the Board of Directors of the Company, do not materially impair the use of such assets in the operation of the business of the Company or such subsidiary or the value of such Principal Property or assets for the purposes of such business;

[Seventeenth Supplemental Indenture]

12

(j)           liens to secure the Company’s or any subsidiary’s obligations under agreements with respect to interest rate swap, spot, forward, future and option transactions, entered into in the ordinary course of business;

(k)          liens on (including securitization programs with respect to) accounts receivable (including any accounts receivable constituting or evidenced by chattel paper, instruments or intangibles (as defined in the Uniform Commercial Code of the State of New York)) (i) existing at the time of acquisition thereof by the Company or any U.S. Subsidiary or (ii) of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or any U.S. Subsidiary; provided that such liens were in existence, or granted or required to be granted or otherwise attach pursuant to any agreement in existence, prior to, and were not granted or such agreement was not entered into (as applicable) in contemplation of, such acquisition, merger or consolidation and such liens do not extend to any assets other than accounts receivable (including any accounts receivable constituting or evidenced by chattel paper, instruments or intangibles (as so defined) and rights (contractual and other) and collateral related thereto and proceeds of the foregoing and any related deposit accounts containing such proceeds);

(l)           liens not permitted by the foregoing clauses (a) to (k), inclusive, if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount (without duplication) of all outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by all such liens on such Principal Properties and all outstanding Indebtedness of the Company and its Qualifying Subsidiaries secured by all such liens on Accounts Receivable not so permitted by the foregoing clauses (a) through (k), inclusive, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by paragraph (a) under subsection (2) below do not exceed the greater of $1,500,000,000 and 10% of Consolidated Net Worth; and

(m)         any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (l), inclusive; provided, however, that the principal amount of Indebtedness secured thereby unless otherwise excepted under clauses (a) through (l) shall not exceed the principal amount of Indebtedness (plus the amount of any unused revolving credit or similar commitments) so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the assets (or any replacements therefor) that secured the lien so extended, renewed or replaced (plus improvements and construction on real property).

[Seventeenth Supplemental Indenture]

13

(2)	Limitation on Sale/Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

(a)          the Company or such Restricted Subsidiary, at the time of entering into a Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the Offered Securities pursuant to subsection (1) above; or

(b)          the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property (as determined by the Company’s Board of Directors) and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Securities, or of Funded Indebtedness of the Company or a consolidated Subsidiary ranking on a parity with or senior to the Securities; provided that there shall be credited to the amount of net worth proceeds required to be applied pursuant to this clause (b) an amount equal to the sum of (i) the principal amount of Securities delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the Trustee for retirement and cancellation and (ii) the principal amount of other Funded Indebtedness voluntarily retired by the Company within such 180-day period, excluding retirements of Securities and other Funded Indebtedness as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions.

(3)          Change of Control Triggering Event.

(a)          Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Offered Securities pursuant to Section 1.1(6) hereof or Section 14.01 of the Base Indenture, each Holder will have the right to require that the Company purchase all or a portion, in €1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), of such Holder’s Offered Securities pursuant to Section 1.5(3)(b) hereof (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

(b)          Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall describe the transaction or transactions that constitute the Change of Control and shall state:

(A)          that the Change of Control Offer is being made pursuant to this Section 1.5(3) of this Seventeenth Supplemental Indenture;

[Seventeenth Supplemental Indenture]

14

(B)           that the Company is required to offer to purchase all of the outstanding principal amount of Offered Securities, the purchase price and, that on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”), the Company shall repurchase the Offered Securities validly tendered and not withdrawn pursuant to this Section 1.5(3);

(C)           if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date;

(D)           that any Offered Security not tendered or accepted for payment shall continue to accrue interest;

(E)           that, unless the Company defaults in making such payment, Offered Securities accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(F)           that Holders electing to have an Offered Security purchased pursuant to a Change of Control Offer may elect to have all or any portion of such Offered Security purchased;

(G)           that Holders of Offered Securities electing to have Offered Securities purchased pursuant to a Change of Control Offer shall be required to surrender their Offered Securities, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Offered Security, or such other customary documents of surrender and transfer as the Company may reasonably request, duly completed, or transfer the Offered Security by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(H)           that Holders shall be entitled to withdraw their election if the Company, the Common Safekeeper or the Paying Agent, as the case may be, receives, not later than the expiration of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Offered Security the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Offered Security purchased;

(I)            that Holders whose Offered Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered (or transferred by book-entry transfer); and

(J)            the Common Code or ISIN, if any, printed on the Offered Securities being repurchased and that no representation is made as to the correctness or accuracy of the Common Code or ISIN, if any, listed in such notice or printed on the Offered Securities.

[Seventeenth Supplemental Indenture]

15

(c)          The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Offered Securities properly tendered and not withdrawn under its offer.

(d)          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Offered Securities pursuant to a Change of Control Offer. To the extent that any securities laws or regulations conflict with the provisions of this Section 1.5(3), the Company shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this Section 1.5(3) by virtue thereof.

(4)          Redemption Upon Changes in Withholding Taxes.

Solely with respect to the Offered Securities, Section 14.01 of the Base Indenture shall be replaced in its entirety with the following:

The Offered Securities may be redeemed, as a whole but not in part, at the option of the Company, upon not less than 30 nor more than 90 days notice to each Holder of Offered Securities to be redeemed (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date and Additional Amounts (as defined in Section 14.02), if any, if as a result of any amendment to, or change in, the laws or regulations of Luxembourg or Switzerland, or other jurisdiction in which the Company, Parent or any successor thereof may be organized, or the United States, as applicable, or any political subdivision thereof or therein having the power to tax (a “Taxing Jurisdiction”) or any change in the application or official interpretation of such laws, including any action taken by a taxing authority or a holding by a court of competent jurisdiction (regardless of whether such action or such holding is with respect to the Company or Parent), which amendment or change is first announced or takes effect after the issue date of the Offered Securities, Parent or the Company has become, or there is a material probability that Parent or the Company will become, obligated to pay Additional Amounts on the next date on which any amount would be payable with respect to the Securities, and such obligation cannot be avoided by the use of commercially reasonable measures available to Parent or the Company, as the case may be; provided, however, that (a) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which Parent or the Company, as the case may be, would be obligated to pay such Additional Amounts, and (b) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the giving of any notice of redemption described in this paragraph, the Company shall deliver to the Trustee (i)(A) certificate signed by two directors of the Company stating that the obligation to pay Additional Amounts cannot be avoided by the Company taking commercially reasonable measures available to it or (B) a certificate signed by two Officers of Parent stating that the obligation to pay Additional Amounts cannot be avoided by Parent taking commercially reasonable measures available to it, as the case may be, and (ii) a written opinion of independent legal counsel to Parent or the Company, as the case may be, of recognized standing to the effect that Parent or the Company, as the case may be, has or there is a material probability that it will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that Parent or the Company, as the case may be, cannot avoid the payment of such Additional Amounts by taking commercially reasonable measures available to it. At least two Business Days prior to the date on which the Trustee shall deliver a notice of redemption to each Holder of Offered Securities (or such lesser period as the Trustee may agree to), the Company shall provide the Trustee with such notice of redemption.

[Seventeenth Supplemental Indenture]

16

Section 1.6.	Additional Event of Default.

The following additional event shall be established and shall constitute an “Event of Default” under Section 6.01(a) of the Base Indenture with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding:

(9)          an event of default shall happen and be continuing with respect to the Company’s or Parent’s Indebtedness for borrowed money (other than Non-Recourse Indebtedness) under any indenture or other instrument evidencing or under which the Company or Parent shall have a principal amount outstanding (such amount with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities based on the accreted amount determined in accordance with United States generally accepted accounting principles and as of the date of the most recently prepared consolidated balance sheet of the Company or Parent, as the case may be) in excess of $100,000,000, and such event of default shall involve the failure to pay the principal of such Indebtedness on the final maturity date thereof after the expiration of any applicable grace period with respect thereto, or such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten Business Days after notice thereof shall have been given to the Company and Parent by the Trustee, or to the Company, Parent and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities; provided that, if such event of default under such indenture or instrument shall be remedied or cured by the Company or Parent or waived by the requisite holders of such Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders, and provided further, however, that subject to the provisions of Sections 7.01 and 7.02, the Trustee shall not be charged with knowledge of any such event of default unless written notice thereof shall have been given to the Trustee by the Company or Parent, as the case may be, by the holder or an agent of the holder of any such Indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the Holders of not less than 25% in the aggregate principal amount of Outstanding Securities.

[Seventeenth Supplemental Indenture]

17

Section 1.7.	Additional Amounts.

For purposes of the Offered Securities and this Seventeenth Supplemental Indenture, Sections 14.02(a)(iii) and Section 14.02(h) through (j) of the Base Indenture are hereby deleted and replaced with the following:

(a)(iii)    with respect to any withholding Taxes imposed by the United States, is or was, with respect to the United States, a personal holding company, passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a corporation that has accumulated earnings to avoid United States federal income tax; or

(h)         [reserved];

(i)          any Taxes required to be deducted or withheld pursuant to the Luxembourg law of December 23, 2005, as amended, introducing a 20% withholding tax on certain interest payments;

(j)          with respect to withholding Taxes imposed by the United States, any such Taxes imposed under Sections 1471 through 1474 of the Code, and any regulations or other administrative authority promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement;

(k)         any withholding or deduction for Taxes which would not have been imposed if the relevant Securities had been presented to another paying agent in a Member State of the European Union; or

(l)          any combination of Section 14.02(a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k).

For purposes of the Offered Securities and this Seventeenth Supplemental Indenture, the following sentence is added to the end of the fifth paragraph of Section 14.02 of the Base Indenture:

However, the Company will not pay any Luxembourg registration duties in connection with the voluntary registration, by any person other than the Company, of the notes or any related document with the Administration de l’enregistrement, des domaines et de la TVA in Luxembourg.

Section 1.8	Destroy Option

In the case of a Global Note intended to be held under the New Safekeeping Structure, the Common Safekeeper may destroy such Global Note in accordance with the normal procedures of the Common Safekeeper upon maturity and final redemption of such Global Note.

[Seventeenth Supplemental Indenture]

18

ARTICLE II

MISCELLANEOUS

Section 2.1.	Definitions.

Capitalized terms defined in the Base Indenture and used but not defined in this Seventeenth Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.2.	Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Seventeenth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Seventeenth Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.3.	Concerning the Trustee.

In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein and in the Offered Securities, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventeenth Supplemental Indenture or of the Offered Securities. The Trustee shall not be accountable for the use or application by the Company of the Offered Securities or the proceeds thereof.

Section 2.4.	Concerning the Common Service Provider.

The Company hereby authorizes and instructs the CSP (i) to transmit the Global Note in respect of the Offered Securities electronically to the Common Safekeeper and to give effectuation instructions, substantially in the form set forth in Section 1.2, in respect of such Global Note following its authentication thereof by the Trustee and (ii) to instruct Euroclear and Clearstream to make appropriate entries in their records to reflect the initial outstanding aggregate principal amount of the Notes. The Company further authorizes and instructs the CSP to destroy each Global Note in respect of the Offered Securities retained by it following its receipt of confirmation from the Common Safekeeper that the relevant Global Note has been effectuated. The Trustee shall perform or cause the CSP, as agent in connection with the issue of the Offered Securities, to perform the duties set forth in Schedule 1.

Section 2.5.	Governing Law.

This Seventeenth Supplemental Indenture and the Offered Securities shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of laws principles that would require the application of any other law. For the avoidance of doubt, articles 470-1 to 470-19 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended, do not apply in respect of the Notes.

[Seventeenth Supplemental Indenture]

19

Section 2.6.	Separability.

In case any provision in this Seventeenth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7.	Counterparts.

This Seventeenth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Seventeenth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

Section 2.8	No Benefit.

Nothing in this Seventeenth Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders, any benefit or legal or equitable rights, remedy or claim under this Seventeenth Supplemental Indenture or the Base Indenture.

[Seventeenth Supplemental Indenture]

20

IN WITNESS WHEREOF, the parties hereto have caused this Seventeenth Supplemental Indenture to be duly executed all as of the day and year first above written.

TYCO ELECTRONICS GROUP S.A.

/s/ Mario Calastri
Name:	Mario Calastri
Title:	Director

TE CONNECTIVITY LTD.

/s/ Heath A. Mitts
Name:	Heath A. Mitts
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Seventeenth Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee

By:	/s/ Kathryn Fischer
	Name:	Kathryn Fischer
	Title:	Vice President

By:	/s/ Luke Russell
	Name:	Luke Russell
	Title:	Assistant Vice President

[Signature Page to Seventeenth Supplemental Indenture]

Schedule 1

1.	The CSP will inform each of the ICSDs of the initial issue outstanding amount (“IOA”) for the Offered Securities on or prior to the closing date;

2.	If any event occurs that requires a mark-up or mark-down of the records that an ICSD holds for its customers to reflect such customers’ interest in such Offered Securities, the CSP will promptly provide details of the amount of such mark-up or mark-down, together with a description of the event that requires it, to the ICSDs to ensure that the records of the ICSDs reflecting the IOA of the Offered Securities remain at all times accurate;

3.	The CSP will at least monthly perform a reconciliation process with the ICSDs with respect to the IOA for the Offered Securities and will promptly inform the ICSDs of any discrepancies;

4.	The CSP will promptly assist the ICSDs in resolving any discrepancy in the records reflecting the IOA of the Offered Securities;

5.	The CSP will promptly provide to the ICSDs details of all amounts paid under the Offered Securities (or, where the Offered Securities provide for delivery of assets other than cash, of the assets so delivered);

6.	The CSP will promptly provide to the ICSDs any changes to the Offered Securities that will affect the amount of, or date for, any payment due under the Offered Securities;

7.	The CSP will promptly provide to the ICSDs copies of all information that is given to the Holders of the Offered Securities;

8.	The CSP will promptly pass on to the Company all communications it receives from the ICSDs relating to the Offered Securities; and

9.	The CSP will promptly notify the ICSDs of any failure by the Company to make any payment or delivery due under the Offered Securities when due.

EXHIBIT A

FORM OF 0.000% SENIOR NOTES

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE ENTITY APPOINTED AS COMMON SAFEKEEPER FOR EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”) AND CLEARSTREAM BANKING S.A. (“CLEARSTREAM”). TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO NOMINEES OF THE COMMON SAFEKEEPER OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

0.000% SENIOR NOTES DUE 2029

No. 1	€550,000,000

ISIN No.: XS2297190097

Common Code: 229719009

This certifies that the Person whose name is entered in the Security Register maintained by the Security Registrar is registered as the Holder of the aggregate principal amount of €550,000,000 of 0.000% Senior Notes due 2029.

TYCO ELECTRONICS GROUP S.A., promises to pay to the registered Holder hereof, or registered assigns, the principal sum of FIVE HUNDRED FIFTY MILLION Euros on February 16, 2029.

Interest Payment Date: February 16

Record Date: The business day on which each of Clearstream and Euroclear is open for business prior to each Interest Payment Date

Each Holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such Holder’s behalf to be bound by such provisions. Each Holder hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such Holder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee and until it has been effectuated for and on behalf of the Common Safekeeper. The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.04 of the Indenture.

Date: February 16, 2021

TYCO ELECTRONICS GROUP S.A.

Name:	Mario Calastri
Title:	Director

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Dated: February 16, 2021

EFFECTUATED for and on behalf of EUROCLEAR BANKING S.A./N.V., as Common Safekeeper, without recourse, warranty or liability.

EUROCLEAR BANKING S.A./N.V., as Common Safekeeper

By:
Authorized Signatory

Dated: February 16, 2021

GUARANTEE

For value received, TE CONNECTIVITY LTD. hereby absolutely, unconditionally and irrevocably guarantees to the holder of this Security the payment of principal of, premium, if any, and interest on, the Security upon which this Guarantee is set forth in the amounts and at the time when due and payable whether by declaration thereof or otherwise, and interest on the overdue principal and interest, if any, of such Security, if lawful, to the holder of such Security and the Trustee on behalf of the holders, all in accordance with and subject to the terms and limitations of such Security and Article XV of the Indenture. This Guarantee will not become effective until the Trustee or Authenticating Agent duly executes the certificate of authentication on this Security and until this Security has been effectuated for and on behalf of the Common Safekeeper. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

Dated: February 16, 2021

TE CONNECTIVITY LTD.

Name:	Heath A. Mitts
Title:	Executive Vice President and Chief Financial Officer

[FORM OF REVERSE OF NOTE]

Tyco Electronics Group S.A.

0.000% Senior Notes due 2029

This security is one of a duly authorized series of debt securities of Tyco Electronics Group S.A. (the “Company”) issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s unsubordinated debt securities, dated as of September 25, 2007 (the “Base Indenture”), duly executed and delivered by and among the Company, TE Connectivity Ltd. (“Parent”) and Deutsche Bank Trust Company Americas (the “Trustee”), as supplemented by the Seventeenth Supplemental Indenture, dated as of February 16, 2021 (the “Seventeenth Supplemental Indenture”), by and among the Company, Parent and the Trustee. The Base Indenture as supplemented and amended by the Seventeenth Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company, Parent and the holders of the Securities (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Seventeenth Supplemental Indenture, as applicable.

1. Interest.  The Company promises to pay interest on the principal amount of this Security at an annual rate of 0.000%, subject to adjustment as provided below. The Company will pay interest annually on February 16 of each year (each such day, an “Interest Payment Date”). If any Interest Payment Date, redemption date or maturity date of this Security is not a Business Day, then payment of interest or principal (and premium, if any) shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period after such date to the next succeeding Business Day. Interest on the Securities will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Security is authenticated between a regular record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further, that the first Interest Payment Date shall be February 16, 2022. The day count convention is ACTUAL/ACTUAL (ICMA), as defined in the rulebook of the International Capital Markets Association. In certain circumstances, liquidated damages may be payable as provided in Section 6.01 of the Base Indenture. Any such liquidated damages shall be payable in the same manner and on the same dates as the stated interest payable on this Security.

“Business Day” means any day that is not a Saturday or Sunday and that, in the City of New York, London or Luxembourg, is not a day on which (i) banking institutions are authorized or obligated by law or executive order to close and (ii) the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor thereto, does not operate.

2.  Method of Payment.  The Company will pay interest on the Securities (except defaulted interest), if any, to the persons in whose name such Securities are registered at the close of business on the regular record date referred to on the facing page of this Security for such interest installment. In the event that the Securities or a portion thereof are called for redemption and the Make-Whole Redemption Date or Par Redemption Date, as applicable, is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Securities will be paid upon presentation and surrender of such Securities as provided in the Indenture. The principal of and the interest and Additional Amounts, if any, on the Securities shall be payable in euros, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

If the euro is unavailable to the Company or Parent due to the imposition of exchange controls or other circumstances beyond the Company’s or Parent’s control or if the euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities shall be made in U.S. dollars until the euro is again available to the Company or Parent or so used. The amount payable on any date in euro shall be converted to U.S. dollars on the basis of the then most recently available market exchange rate for euro. Any payment in respect of the Securities so made in U.S. dollars will not constitute an Event of Default under the Securities, the Base Indenture or this Seventeenth Supplemental Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

3.  Paying Agent and Registrar.  Initially, Deutsche Bank Trust Company Americas, the Trustee, will act as paying agent and Security Registrar. The Company may change or appoint any Paying Agent or Security Registrar without notice to any Holder. Parent, the Company or any of their Subsidiaries may act in any such capacity. For purposes of the Securities, the initial place of payment shall be the Corporate Trust Office.

4.  Indenture.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect on the date the Indenture is qualified. The Securities are subject to all such terms, and Holders are referred to the Indenture and TIA for a statement of such terms. The Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “0.000% Senior Notes due 2029”, initially limited to €550,000,000 in aggregate principal amount. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Seventeenth Supplemental Indenture. Requests may be made to: Tyco Electronics Group S.A., 46 Place Guillaume II, L-1648 Luxembourg, Attention: The Managing Directors.

5.  Optional Redemption.  The Securities will be subject to redemption at the option of the Company on any date (the “Make-Whole Redemption Date”) prior to November 16, 2028 (three months prior to the maturity date) (the “Par-Call Date”), in whole or from time to time in part, in €1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), on written notice given to the Holders thereof not less than 10 days nor more than 90 days prior to the Make-Whole Redemption Date at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the Make-Whole Redemption Date, assuming that the Securities matured on the Par-Call Date (based on the original interest and excluding the portion of interest that will be accrued and unpaid to and including the Make-Whole Redemption Date) discounted to the Make-Whole Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 15 basis points, plus, in either the case of clause (i) or clause (ii), accrued and unpaid interest thereon to but excluding the Make-Whole Redemption Date. In addition, the Securities will be subject to redemption at the option of the Company on any date (a “Par Redemption Date”) on or after the Par-Call Date, in whole or from time to time in part, in €1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), on written notice given to the Holders thereof not less than 10 days nor more than 90 days prior to the Par Redemption Date at a redemption price equal to 100% of the principal amount of the Securities to be redeemed (the “Par Redemption Price”), plus accrued and unpaid interest and Special Interest, if any, thereon to but excluding the Par Redemption Date. This Security is also subject to redemption to the extent provided in Article XIV of the Indenture.

Any notice of redemption delivered to Holders pursuant to the terms of this Security, the Base Indenture and the Seventeenth Supplemental Indenture may be subject to the satisfaction of one or more conditions precedent established by the Company in its discretion. If the giving of the notice of redemption is completed as provided in the Indenture, interest on such Securities or portions of Securities shall cease to accrue on and after the Make-Whole Redemption Date or Par Redemption Date, as applicable, unless the Company shall default in the payment of such Make-Whole Redemption Price or Par Redemption Price, as applicable, and accrued interest with respect to any such Security or portion thereof.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Securities.

6.  Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem this Security, the Holder will have the right to require that the Company purchase all or a portion, in €1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), of this Security at a purchase price equal to 101% of the principal amount hereof plus accrued and unpaid interest, if any, to the date of purchase. Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.

7.  Denominations, Transfer, Exchange.  The Securities are in registered form without coupons in minimum denominations of €100,000 or any integral multiple of €1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Security Registrar) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose (or otherwise in accordance with applicable procedures of Euroclear and Clearstream). No service charge will be made for any registration of transfer or exchange, but a Holder may be required to pay any applicable taxes or other governmental charges. If the Securities are to be redeemed, the Company will not be required to: (i) issue, register the transfer of, or exchange any Security during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of less than all of the Outstanding Securities of the same series and ending at the close of business on the day of such mailing; (ii) register the transfer of or exchange any Security of any series or portions thereof selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part; nor (iii) register the transfer of or exchange a Security of any series between the applicable record date and the next succeeding Interest Payment Date.

8.  Persons Deemed Owners.  The registered Holder may be treated as its owner for all purposes.

9.  Repayment to Parent or the Company. Any funds or Governmental Obligations deposited with any Paying Agent or the Trustee, or then held by Parent or the Company, in trust for payment of principal of, premium, if any, or interest on the Securities of a particular series that are not applied but remain unclaimed by the Holders of such Securities for at least one year after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall be repaid to Parent or the Company, as applicable, or (if then held by Parent or the Company) shall be discharged from such trust. After return to the Company or Parent, Holders entitled to the money or securities must look to the Company or Parent, as applicable, for payment as unsecured general creditors.

10.  Amendments, Supplements and Waivers.  The Base Indenture contains provisions permitting the Company, Parent and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities to enter into supplemental indentures for the purpose of adding, changing or eliminating any provisions to the Base Indenture or supplemental indenture or indentures or of modifying in any manner not covered elsewhere in the Base Indenture the rights of the Holders of the Securities of such series; provided, however, that no such supplemental indenture, without the consent of the Holders of each Security then Outstanding and affected thereby, shall: (i) extend a fixed maturity of or any installment of principal of any Securities of any series or reduce the principal amount thereof, or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof; (ii) reduce the rate of or extend the time for payment of interest of any Security of any series; (iii) reduce the premium payable upon the redemption of any Security; (iv) make any Security payable in Currency other than that stated in the Security; (v) impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof (or in the case or redemption, on or after the redemption date); or (vi) reduce the percentage of Securities, the Holders of which are required to consent to any such supplemental indenture or indentures. The Base Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby, on behalf of all of the Holders of the securities of such series, to waive any past Default under the Base Indenture, and its consequences, except a Default in the payment of the principal of, premium, if any, or interest on any security of such series or a Default in respect of a covenant or provision of the Base Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Security of such affected series. Any such consent or waiver by the registered Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and of any Security issued in exchange for this Security or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.

11.  Defaults and Remedies.  If an Event of Default with respect to the securities of a series issued pursuant to the Base Indenture occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities of such series then Outstanding, by notice in writing to the Company and Parent (and to the Trustee if notice is given by such Holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered the Trustee indemnity satisfactory to it. Upon satisfaction of certain conditions set forth in the Indenture, the Holders of a majority in principal amount of the Outstanding Securities of a series issued pursuant to the Base Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of such series.

12.  Trustee, Paying Agent and Security Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any Paying Agent or Security Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, Paying Agent or Security Registrar.

13.  No Recourse Against Others.  No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of Parent or the Company or of any predecessor or successor corporation, either directly or through Parent or the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors as such, of Parent or the Company or of any predecessor or successor corporation, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.

14.  Discharge of Indenture.  The Indenture contains certain provisions pertaining to defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

15.  Authentication.  This Security shall not be valid until the Trustee signs the certificate of authentication attached to the other side of this Security.

16.  Guarantee. All payments by the Company under the Indenture and this Security are fully and unconditionally guaranteed to the Holder of this Security by Parent, as provided in the related Guarantee and the Indenture.

17.  Additional Amounts. The Company and Parent are obligated to pay Additional Amounts on this Security to the extent provided in Article XIV of the Indenture.

18.  Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.  Governing Law.  The Base Indenture, the Seventeenth Supplemental Indenture and this Security (and the Guarantee hereon) shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint___________________________________________________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date: _________________

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 1.5(3) of the Seventeenth Supplemental Indenture, check the box:

1.5(3) Change of Control Triggering Event

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 1.5(3) of the Seventeenth Supplemental Indenture, state the amount: €__________.

Date: ________________	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Tax I.D. number

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)